Exhibit 99.1
ROYAL CARIBBEAN ANNOUNCES PURCHASE OF PULLMANTUR S.A.
MIAMI — August 31, 2006 — In a move to further expand its European and Latin American operations, Royal Caribbean Cruises Ltd. (NYSE, OSE: RCL) today announced its agreement to purchase Pullmantur S.A., a Madrid-based cruise and tour operator. Royal Caribbean expects the acquisition to be completed by the fourth quarter of 2006, subject to regulatory approvals.
Pullmantur, formed in 1971, is the largest cruise operator in Spain. It has two primary business interests: cruises and tour operations. Its cruise division consists of five ships operating in Europe and Latin America. Its tour operations sells travel packages to Spanish guests — including hotel and flights — primarily to Caribbean resorts, and sells travel packages to Europe aimed at Latin American customers. Pullmantur also has a small air business that operates three aircraft in support of its cruise and tour. Pullmantur has offices in Spain and Portugal, with approximately 2,600 employees, and will be Royal Caribbean’s first wholly-owned European brand.
Royal Caribbean has signed an agreement with the shareholders of Pullmantur to buy all of the capital stock of the company for €430 million, plus Pullmantur’s net debt of approximately €270 million. Royal Caribbean has obtained a committed bridge facility to support the purchase. As part of the transaction, Pullmantur will be withdrawing from all Cuba-related activities prior to closing.
“Pullmantur offers a terrific strategic opportunity for Royal Caribbean to further grow our presence in the European and Latin American markets in a major and tangible way,” said Richard D. Fain, chairman and chief executive officer of Royal Caribbean Cruises Ltd. “We have made significant inroads into these regions through our Royal Caribbean International and Celebrity Cruises brands, and this combination will allow us to accelerate our growth in these markets. Pullmantur will remain an independent brand under the Royal Caribbean umbrella, keeping its distinctive and successful customer experience.”
“Our partnership with Royal Caribbean is a bold strategic move that will enable us to further grow our highly successful brand,” said Alfonso Lopez Perez, general manager of Pullmantur. “This is an excellent opportunity to align ourselves with one of the world’s largest and most successful companies in the travel industry. We are very familiar with Royal Caribbean, and I know our two organizations will both benefit from the combination.”
Royal Caribbean expects this acquisition to be neutral to marginally accretive to 2007 earnings per share and accretive thereafter.
Regarding 2006 earnings, the company continues to expect full year Net Yields to increase in the range of 3% to 4% as compared to 2005, and earnings to be in the range of $2.90 to $3.00 per share, excluding any impact from Pullmantur. Additionally, the company now expects earnings for the third quarter of 2006 to be in the range of $1.55 to $1.60 per share, based on slightly stronger yield expectations of an increase of approximately 3% over the third quarter of 2005. The exact impact of Pullmantur on the company’s fourth quarter earnings depends on the timing of the closing and finalization of acquisition adjustments. Since the fourth quarter is traditionally Pullmantur’s weakest quarter, any impact is likely to be negative.
The company has scheduled a conference call at 1 pm Eastern Daylight Time today to discuss the purchase and outlook update. The dial-in numbers are: Domestic — (877) 874-9961, and International — (706) 634-0610. The call can be also be listened to, either live or on a delayed basis, on the company’s investor relations web site at www.rclinvestor.com.
Terminology
Net Yields
Net Yields represent Gross Yields less commissions, transportation and other expenses and onboard and other expenses per APCD. We utilize Net Yields to manage our business on a day-to-day basis and believe that it is the most relevant measure of our pricing performance because it reflects the cruise revenues earned by us net of our most significant variable costs. We have not provided a quantitative reconciliation of projected Gross Yields to projected Net Yields due to the significant uncertainty in projecting the costs deducted to arrive at this measure. Accordingly, we do not believe that reconciling information for such projected figures would be meaningful.

About Royal Caribbean Cruises Ltd.
Royal Caribbean Cruises Ltd. is a global cruise vacation company that operates Royal Caribbean International and Celebrity Cruises, with a combined total of 29 ships in service and six under construction. The company also offers unique land-tour vacations in Alaska, Canada and Europe through its cruise-tour division. Additional information can be found on www.royalcaribbean.com, www.celebrity.com or www.rclinvestor.com.
About Pullmantur S.A
Pullmantur S.A., founded in 1971, is a Madrid-based cruise and tour operator. With five ships in service, the company is the largest cruise operator in Spain. It has offices in Spain and Portugal, with approximately 2,600 employees, and targets both European and Latin American guests.
     Certain statements in this news release are forward-looking statements. Forward-looking statements do not guarantee future performance and may involve risks, uncertainties and other factors, which could cause our actual results, performance or achievements to differ materially from the future results, performance or achievements expressed or implied in those forward-looking statements. Such factors include general economic and business conditions, vacation industry competition, including cruise vacation industry competition, changes in vacation industry capacity, including over capacity in the cruise vacation industry, the impact of tax laws and regulations affecting our business or our principal shareholders, the impact of changes in other laws and regulations affecting our business, the impact of pending or threatened litigation, the delivery of scheduled new ships, emergency ship repairs, negative incidents involving cruise ships including those involving the health and safety of passengers, reduced consumer demand for cruises as a result of any number of reasons, including geo-political and economic uncertainties, the unavailability of air service, armed conflict, terrorist attacks and the resulting concerns over safety and security aspects of traveling, the impact of the spread of contagious diseases, our ability to obtain financing on terms that are favorable or consistent with our expectations, changes in our stock price or principal shareholders, the impact of changes in operating and financing costs, including changes in foreign currency, interest rates, fuel, food, payroll, insurance and security costs, the implementation of regulations in the United States requiring United States citizens to obtain passports for travel to additional foreign destinations, weather, and other factors described in further detail in Royal Caribbean Cruises Ltd.’s filings with the Securities and Exchange Commission. The above examples are not exhaustive and new risks emerge from time to time. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In addition, certain financial measures in this news release constitute non-GAAP financial measures as defined by Regulation G. A reconciliation of these items can be found on our investor relations website at www.rclinvestor.com.

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